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                                                               EXHIBIT EX-99.P.2

                          SBC FINANCIAL SERVICES, INC.

                                 CODE OF ETHICS

I.    GENERAL; STANDARDS OF BUSINESS CONDUCT

      SBC Financial Services, Inc. (the "Adviser") serves as an investment adviser to AB Funds Trust (the "Trust"), an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as well as other clients. The Adviser has adopted this code of ethics (the "Code" or "Code of Ethics") in compliance with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").

      It is unlawful for any Access Person (as defined below) of the Adviser, in connection with the purchase or sale, directly or indirectly, by that person of a Security (as defined below) held or to be acquired by any client of the
Adviser:

      A.    To employ any device, scheme or artifice to defraud the client;

      B. To make to the client any untrue statement of a material fact or omit to state to the client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

      C. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the client; or

      D.    To engage in any manipulative practice with respect to the client.

      In adopting this Code, the Adviser recognizes that its supervised persons owe a fiduciary duty to the Trust and other client accounts and must (1) at all times place the interests of its clients first; (2) conduct personal securities transactions in a manner consistent with this Code and avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility; (3) adhere to the fundamental standard that personnel associated with the client accounts should not take inappropriate advantage of their positions; (4) comply with applicable federal securities laws, including the 1940 Act and the Advisers Act; and (5) report any violations of this Code promptly to the Compliance Officer.

II.   DEFINITIONS

      A. "ACCESS PERSON" of the Adviser means

            i. Any officer or employee of the Adviser (a) who has access to nonpublic information regarding any client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of the Trust, or (b) who is involved in making securities recommendations to clients or the Trust, or who has access to such recommendations that are nonpublic; and

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            ii. such other persons as the Compliance Officer shall designate.

      The defined term "Access Person" shall not include (1) the directors of the Adviser who do not meet the criteria specified in A. i. (a) and (b) of this Section II; and (2) any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an administrator, sub-adviser or underwriter or affiliate thereof in compliance with Rule 17j-1 of the 1940 Act and/or Rule 204A-1 under the Advisers Act, which has been submitted to and accepted by the trustees of the Trust as contemplated by the Trust's Code of Ethics.

      B. "ACQUISITION" OR "ACQUIRE" includes any purchase and the receipt of any gift or bequest of any Covered Security.

      C. "AFFILIATE ACCOUNT" means, as to any Access Person, an Account:

            i. Of any Family Member of the Access Person;

            ii. For which the Access Person acts as a custodian, trustee or other fiduciary;

            iii. Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") nor registered under the 1940 Act and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and

            iv. Of the Access Person.

      D. "ASSOCIATED PERSON" of the Adviser means any Access Person, and any employees, including independent contractors, who perform advisory functions on behalf of the Adviser.

      E. "BENEFICIAL OWNERSHIP" shall have the meaning ascribed thereto under
      Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Generally, a person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse and the names of his or her minor children who reside with him or her. Therefore, an Access Person is presumed to have Beneficial Ownership of any Family Member's account. A person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, trust, or another entity) if, by reason of a contract, understanding or relationship he or she obtains or may obtain therefrom benefits substantially equivalent to those of ownership.

      F. "BUSINESS DAY" refers to any day on which the New York Stock Exchange is open for business.

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      G. "CLIENT ACCOUNT" means any account for which the Adviser provides services, including investment advice and investment decisions, other than the Trust.

      H. "COMPLIANCE OFFICER" means the so-designated individual at the Adviser (or that person's designee if the compliance person is absent or unavailable).

      I. "CONTROL" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position, as further defined in Section 2(a)(9) of the 1940 Act.

      J. "COVERED SECURITY" means a Security as defined in Section 2(a)(36) of the 1940 Act, other than:

            i. Direct obligations of the government of the United States;

            ii. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

            iii. Shares issued by unaffiliated open-end management investment companies registered under the 1940 Act (the definition of "Covered Security" includes shares of the Trust);

            iv. Interests in variable insurance products that are invested exclusively in one or more unaffiliated open-end management investment companies registered under the 1940 Act; or

            v. Any other Security determined by the Securities and Exchange Commission ("SEC") or its staff to be excluded from the definition of "Covered Security" contained in rule 17j-1 under the 1940 Act.

      K. "COVERED SECURITY HELD OR TO BE ACQUIRED" means:

            i. Any Covered Security which, within the most recent 15 days:

                  a. Is or has been held by the Trust or Client Account; or

                  b. Is being or has been considered for purchase by the Trust or Client Account. A Covered Security is "being or has been considered for purchase" when the Adviser or the Trust's or Client Account's sub-advisers is giving or has given serious consideration to a purchase of the Covered Security.

            ii. Any option to purchase or sell, and any Security convertible into, or exchangeable for, a Covered Security described in paragraph
            (i) of this definition.

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      L. "DISPOSITION" OR "DISPOSE" includes any sale and the making of any personal or charitable gift of Covered Securities.

      M. "FAMILY MEMBER" of an Access Person means:

            i. That person's spouse or minor child who resides in the same household;

            ii. Any adult related by blood, marriage or adoption to the Access Person (a "relative") who shares the Access Person's household; and

            iii. Any relative dependent on the Access Person for financial support.

            iv. Family Member includes any other relationship (whether or not recognized by law) that the Compliance Officer determines could lead to the possible conflicts of interest or appearances of impropriety this Code is intended to prevent. The Compliance Officer may from time-to-time circulate such expanded definition of this term as it deems appropriate.

      N. "FUND" means any series of the Trust.

      O. "INITIAL PUBLIC OFFERING" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

      P. "LIMITED OFFERING" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

      Q. "MATERIAL NONPUBLIC INFORMATION"

            i. Information is generally deemed "material" if a reasonable investor would consider it important in deciding whether to purchase or sell a company's securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company's business.

            ii. Information is considered "nonpublic" when it has not been effectively disseminated to the marketplace. Information found in reports filed with the SEC or appearing in publications of general circulation would be considered public information.

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      R. "1940 ACT" means the Investment Company Act of 1940 and the rules thereunder, both as amended from time to time, and any order or orders thereunder which may from time to time be applicable to the Trust.

      S. "PURCHASE OR SALE OF A SECURITY" includes, among other things, transactions in options to purchase or sell a Security.

      T. "SECURITY" has the same definition as in Section 2(a)(36) of the 1940 Act.

III.  PROHIBITED PURCHASES, SALES AND PRACTICES

      A. TIMING OF PERSONAL TRANSACTIONS.

         No Access Person may purchase or sell, directly or indirectly, any Covered Security in which the Access Person or an Affiliate Account has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership if the Access Person knows or reasonably should know that the Covered Security, at the time of the purchase or sale:

            i. Is being considered for purchase or sale on behalf of the Trust or Client Account; or

            ii. Is being actively purchased or sold on behalf of the Trust or Client Account.

         No Access Person may purchase or redeem shares of any Fund in violation of the policies and restrictions set forth in the Fund's prospectus, including but not limited to the restrictions limiting the frequency of transfers into and out of the Fund that are designed to prevent so-called "market timing" or excessive trading.

      B. IMPROPER USE OF INFORMATION.

            i. No Access Person may use his or her knowledge about the securities transactions or holdings of the Trust or Client Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account. Any investment ideas developed by an Access Person must be made available to the Trust and Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas. PLEASE REFER TO THE INSIDER TRADING POLICY ATTACHED AS EXHIBIT D.

            ii. No Associated Person:

                  a. while aware of Material Nonpublic Information about a company, is permitted to purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;

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                  b. shall disclose Material Nonpublic Information about a
                  company to any person except for lawful purposes.

      C. INITIAL PUBLIC OFFERINGS.

         No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the Compliance Officer.

      D. LIMITED OFFERINGS.

         No Access Person may acquire any securities in a Limited Offering without first obtaining pre-clearance and approval from the Compliance Officer.

IV.   EXEMPTED TRANSACTIONS

      The Prohibitions of Section III. of this Code of Ethics shall not apply to transactions concerning:

      A. NON-CONTROLLED ACCOUNTS. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or Control;

      B. INELIGIBLE SECURITIES. Purchases or sales of securities which are not eligible for purchase or sale by the Trust;

      C. NON-VOLITIONAL TRANSACTIONS. Purchases or sales which are non-volitional on the part of the Access Person;

      D. AUTOMATIC DIVIDEND REINVESTMENTS. Purchases which are part of an automatic dividend reinvestment plan;

      E. EXERCISES AND SALES OF RIGHTS. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent these rights were acquired from the issuer, and sales of these rights so acquired;

      F. GIFTS. The receipt of securities as gifts and bequests and the making of personal or charitable gifts or bequests of securities; and

      G. PRE-APPROVED TRANSACTIONS. Purchases or sales that receive the prior approval of the Compliance Officer because:

            i. The Covered Securities being considered for purchase and sale on behalf of the Trust or Client Accounts trade in sufficiently broad markets to permit transactions to be completed without any appreciable impact on the markets of the securities;

            ii. They are only remotely potentially harmful to the Trust or Client Accounts;

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            iii. They would be unlikely to affect a highly institutional market;
            or

            iv. They clearly are not related economically to the securities to be purchased, sold or held by the Trust or Client Accounts.

V.    REPORTING

      An Access Person must submit to the Compliance Officer, on forms designated by the Compliance Officer, the following reports as to all covered securities and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership:

      A. INITIAL HOLDINGS REPORTS. Each Access Person shall disclose all personal Securities holdings to the appropriate compliance officer not later than 10 days after becoming an Access Person. The Initial Report shall be made on the form attached as Exhibit B and shall contain the following information, which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

            i. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the Access Person became an Access Person;

            ii. The name of any broker, dealer or bank with whom the Access Person maintained an account containing securities (including but not limited to Covered Securities) in which the Access Person had any direct or indirect Beneficial Ownership as of the date the Access Person became an Access Person; and

            iii. The date the report is being submitted by the Access Person.

      B. QUARTERLY TRANSACTION REPORTS. Every Access Person shall report to the Compliance Officer the information described below with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Covered Security. The Quarterly Report shall be made not later than 30 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected. Each Access Person shall submit a Quarterly Report for each quarter, including those quarters during which no Securities transactions were effected. The Quarterly Report shall be made on the form attached as Exhibit A and shall contain the following information:

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            i. Covered Securities Transactions. For any acquisition or
            Disposition during the calendar quarter of a Covered Security in which the Access Person had any direct or indirect Beneficial
            Ownership:

                  a. The date of the acquisition or Disposition, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security;

                  b. The nature of the acquisition or Disposition (i.e., purchase, sale, gift or any other type of acquisition or Disposition):

                  c. The price of the Covered Security at which the acquisition or Disposition was effected;

                  d. The name of the broker, dealer or bank with or through which the acquisition or Disposition was effected; and

                  e. The date the report is being submitted by the Access
                  Person.

            ii. Brokerage Accounts. For any account established by the Access Person containing securities (including but not limited to Covered Securities) in which the Access Person had a direct or indirect Beneficial Ownership during the quarter:

                  a. The name of the broker, dealer or bank with whom the Access Person established the account;

                  b. The date the account was established; and

                  c. The date the report is being submitted by the Access
                  Person.

            iii. If There Are No Transactions or New Accounts. If no reportable transactions in any covered securities were effected or new accounts opened during a calendar quarter, the affected Access Person must submit to the Compliance Officer, within 30 calendar days after the end of the quarter, a report stating that no reportable covered securities transactions were effected and no new accounts were opened during the quarter.

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      C. ANNUAL HOLDINGS REPORTS. Each Access Person shall disclose to the
      Compliance Officer all personal Securities holdings on an annual basis within 30 days after the end of the calendar year. The Annual Report shall provide information on personal Securities holdings that is current as of a date no more than 30 days before the Annual Report is submitted. The Annual Report shall be made on the form attached as Exhibit C and shall contain the following information:

            i. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

            ii. The name of any broker, dealer or bank with whom the Access Person maintained an account containing securities (including but not limited to Covered Securities) in which the Access Person had any direct or indirect Beneficial Ownership; and

            iii. The date the report is being submitted by the Access Person.

      D. DISCLAIMER OF BENEFICIAL OWNERSHIP. Any report submitted by an Access Person in accordance with this Code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Covered Security or brokerage account to which the report relates. The existence of any report will not by itself be construed as an admission that any event included in the report is a violation of this code.

      E. ALTERNATIVE REPORTING PROCEDURES. To the extent consistent with rule 17j-1 under the 1940 Act, and Rule 204-2(a)(12) under the Advisers Act, the Compliance Officer may approve other alternative reporting procedures.

      F. DUPLICATE BROKERAGE CONFIRMATIONS. For transactions executed through a broker, an Access Person may fulfill his or her reporting requirement by directing the broker(s) to transmit to the Compliance Officer duplicate confirmations of these transactions or account statements in the time period required by the Code's reporting requirements. The confirmations or account statements must contain all information required in the Code's reporting requirements. The duplicate confirmations should be addressed "Personal and Confidential."

      G. ANNUAL CERTIFICATION OF COMPLIANCE. Each Access Person must certify annually (by a date specified by and on the form designated by the Compliance Officer) that the Access Person:

            i. Has received, read and understand this Code and recognizes that the Access Person is subject to the Code;

            ii. Has complied with all the requirements of this Code; and

            iii. Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code to be disclosed or reported.

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      H. REPORTING EXCEPTIONS. An Access Person shall not be required to make a report with respect to transactions effected for, and Securities held in, any account over which such person does not have any direct or indirect influence or control.

VI.   FIDUCIARY DUTIES

      A. GIFTS. On occasion, because of their position with the Adviser, officers and employees of the Adviser may be offered gifts from, or may wish to give gifts to, unaffiliated persons or entities that do business or wish to do business with the Adviser or the Trust ("vendors"). The solicitation, acceptance or giving of such gifts or gratuities by officers and employees of the Adviser is strictly prohibited, except for: (1) gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100, with a $100 annual limit per vendor and an overall annual limit of $500 from all vendors); (2) customary business lunches, dinners, entertainment (e.g., sporting events); (3) promotional items (e.g., pens, mugs, T-shirts); and (4) gifts of reasonable value for special occasions (e.g., holidays, retirement). If an officer or employee of the Adviser receives any gift that is or might be prohibited under this Code, that person promptly must inform the Compliance Officer. Officers and employees of the Adviser shall submit a quarterly report of items received to the Compliance Officer. Gifts under $25 need not be reported. Directors of the Adviser are not required to submit quarterly reports of items received.

      B. OUTSIDE BUSINESS ACTIVITIES. Officers of the Adviser may not engage in any outside business activity nor hold any director or officer position with any other organization or entity that creates an actual or potential conflict of interest. An "outside business activity is any activity for which the officer is paid a wage or any other form of valuable consideration. This will include, for example, any part-time position, consulting, professional witness, active or passive investor in a private enterprise. Also, if an officer participates in any activity that is not compensated but creates an actual or potential conflict of interest, this would be considered a conflict of interest. An example would be if an officer serves as a financial committee member for a local non-profit arts association.

      Officers wishing to participate in outside business activities may direct any questions regarding this Section IV. B. to the Compliance Officer.

VII.  PROCEDURAL MATTERS

      The Compliance Officer shall:

      A. Furnish a copy of this Code of Ethics to each Access Person upon commencement of employment and annually thereafter so each such Access Person may certify that he or she has read and understands said Code of Ethics and recognizes that he or she is subject to the principles and provisions contained therein.

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      B. Review all reports submitted under Section V of this Code of Ethics to detect conflicts of interest and abusive practices.

      C. Notify each new Access Person of his or her obligation to file an Initial Report as provided by Section V.A. of this Code of Ethics.

      D. Notify quarterly each Access Person of his or her obligation to file a Quarterly Report as provided by Section V.B. of this Code of Ethics.

      E. Notify annually each Access Person of his or her obligation to file an Annual Report as provided by Section V.C. of this Code of Ethics.

      F. Promptly report to the President of the Adviser the facts contained in any report filed with the Compliance Officer pursuant to Section V. of this Code of Ethics when such report indicates that an Access Person engaged in a transaction in a Security held or to be acquired by the Trust, or otherwise violated or appeared to violate this Code of Ethics and its reporting requirements.

      G. At least annually, furnish to each of the Board of Trustees of the Trust and the Board of Directors of the Adviser a written report that (1) describes any issues arising under this Code of Ethics since the last report to the Boards, including, but not limited to, information about material violations of the Code or procedures or sanctions imposed in response to material violations; and (2) certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

      H. Maintain a current list of all Access Persons and identify all reporting Access Persons on such list, and take steps to ensure that all reporting Access Persons have submitted reports, confirmations or statements in a timely manner.

      I. Determine whether to grant prior approval to purchase or sell a Security in a Limited Offering or IPO by considering (among other factors) whether the investment opportunity should be reserved for an advisory client and whether the individual is being offered the opportunity by virtue of his or her position with respect to an advisory client. The Compliance Officer shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by any Access Person of a Security in a Limited Offering or IPO, for at least five (5) years after the end of the fiscal year in which the approval is granted.

      J. Maintain the records required by paragraph (f) of Rule 17j-1.

      K. Furnish copies of the reports filed by the Compliance Officer in compliance with Section V. of this Code of Ethics to the Compliance Manager. The Compliance Manager shall review such reports and report any violations to the President of the Adviser.

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VIII. CONFIDENTIALITY

      A. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of the Trust or Client Account.

      B. CONFIDENTIALITY OF INFORMATION IN ACCESS PERSONS' REPORTS. All information obtained from any Access Person under this Code normally will be kept in strict confidence by the Adviser. However:

            i. Reports of transactions and other information obtained under this Code may be made available to the SEC, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Adviser.

            ii. In the event of violations or apparent violations of the Code, this information may be disclosed to the trustees and officers of the Trust, to appropriate management and supervisory personnel of the Adviser, and to any legal counsel to the above persons.

IX.   VIOLATIONS

      Upon being apprised of facts that indicate that a violation of this Code of Ethics may have occurred, the President of the Adviser, in consultation with the Compliance Officer, shall determine whether, in his or her judgment, the conduct being considered did in fact violate the provisions of this Code. If the President determines that a violation of this Code has occurred, he or she may impose such sanctions as deemed appropriate in the circumstances. If the person whose conduct is being considered (a) is the President of the Adviser or a member of the Board of the Adviser or (b) is a member of the Board of Trustees of the Trust, then any disposition shall be by the Board of the Adviser in the case of (a), or the Board of Trustees of the Trust, in the case of (b).

X.    SUB-ADVISERS' CODE OF ETHICS

      Each of the sub-advisers of the Trust shall:

      A. Submit to the Board of Trustees of the Trust a copy of the code of ethics adopted by such sub-adviser pursuant to Rule 17j-1 of the 1940 Act and/or Rule 204A-1 of the Investment Advisers Act and a certification that such sub-adviser has adopted procedures reasonably necessary to prevent its respective "access persons" (as defined in Rule 17j-1 of the 1940 Act and/or Rule 204A-1 of the Investment Advisers Act) from violating such code of ethics.

      B. Promptly report to the Board of Trustees of the Trust and the Board of Directors of the Adviser in writing any material amendments to such sub-adviser's code of ethics.

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      C. Immediately furnish to the Board of Trustees all material information regarding any violation of such sub-adviser's code of ethics by any person who would be an Access Person hereunder if such person were not subject to the sub-adviser's code of ethics (i.e., any person meeting the criteria specified in Section II A. i. (a) and (b) of this Code of Ethics).

      D. Provide quarterly reports to the Adviser representing that no material violations of their respective codes of ethics were made during the period so indicated.

      E. No less frequently than annually, furnish to the Board of Trustees a written report that (i) describes any issues arising under such sub-adviser's code of ethics, including information about material violations and procedures and sanctions imposed in response to the material violations; and (ii) certifies that such sub-adviser has adopted procedures reasonably necessary to prevent violations of its code of ethics by its "access persons" (as defined in Rule 17j-1 of the 1940 Act and/or Rule 204A-1 of the Investment Advisers Act).

Adopted September 14, 2004

Amended and Restated March 3, 2005

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                          SBC FINANCIAL SERVICES, INC.
                                 CODE OF ETHICS

                             LIST OF ACCESS PERSONS

ACCESS PERSONNEL                    REPORTING PERSONNEL

Ron Bass                            Ron Bass
Jeffrey P. Billinger                Jeffrey P. Billinger
Rodric E. Cummins                   Rodric E. Cummins
Jay Edmondson                       Jay Edmondson
Pat Griffin                         Pat Griffin
John R. Jones                       John R. Jones
Arthur G. Merritt                   Arthur G. Merritt
Rodney R. Miller                    Rodney R. Miller
Matt L. Peden                       Matt L. Peden
Mike Riego                          Mike Riego
Melissa Riley                       Melissa Riley
Joycelyn Torres                     Joycelyn Torres
Toni Vandivort                      Toni Vandivort
Darren Wall                         Darren Wall
Patricia A. Weiland                 Patricia A. Weiland
James K. Welch                      James K. Welch

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                                                                       EXHIBIT A

                          SBC FINANCIAL SERVICES, INC.
                                 CODE OF ETHICS

                                QUARTERLY REPORT
                       CALENDAR QUARTER ENDED ___/___/___

During the calendar quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics.

                                   INTEREST
                                     RATE                                      BROKER/DEALER
                                      AND                   NATURE OF             OR BANK
                       NUMBER OF   MATURITY                TRANSACTION            THROUGH
 NAME OF    DATE OF    SHARES OF   DATE (IF    PRINCIPAL   (PURCHASE,              WHOM
SECURITY  TRANSACTION  SECURITY   APPLICABLE)   AMOUNT    SALE, OTHER)  PRICE    EFFECTED
--------  -----------  ---------  -----------  ---------  ------------  -----  -------------
--------  -----------  ---------  -----------  ---------  ------------  -----  ------------

--------  -----------  ---------  -----------  ---------  ------------  -----  ------------

--------  -----------  ---------  -----------  ---------  ------------  -----  ------------

--------  -----------  ---------  -----------  ---------  ------------  -----  ------------

--------  -----------  ---------  -----------  ---------  ------------  -----  ------------

--------  -----------  ---------  -----------  ---------  ------------  -----  ------------

--------  -----------  ---------  -----------  ---------  ------------  -----  ------------

--------  -----------  ---------  -----------  ---------  ------------  -----  ------------

This report excludes (i) transactions with respect to which I had no direct or indirect influence or control and (ii), other transactions not required to be reported, and is not an admission that I have or had any direct or indirect beneficial ownership in the Securities listed.

                                                                       EXHIBIT A
                                                                     PAGE 2 OF 2

I hereby represent that I established the brokerage accounts listed below, in which Securities were held during the quarter referenced above for my indirect or direct benefit.

NAME OF BROKER, BANK OR DEALER
 WITH WHOM ACCOUNT MAINTAINED   DATE ESTABLISHED
------------------------------  ----------------
------------------------------  ----------------

------------------------------  ----------------

------------------------------  ----------------

------------------------------  ----------------

Date:_____________         Signature:___________________________________________

                           Print Name:__________________________________________

                                                                       EXHIBIT B

                          SBC FINANCIAL SERVICES, INC.
                                 CODE OF ETHICS

                                 INITIAL REPORT

5.    I hereby acknowledge receipt of a copy of the Code of Ethics.

6. I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an "Access Person."

7. As of the date below, I had a direct or indirect beneficial ownership in the following Securities:

 NAME OF                    PRINCIPAL    TYPE OF INTEREST
SECURITY  NUMBER OF SHARES   AMOUNT    (DIRECT OR INDIRECT)
--------  ----------------  ---------  --------------------
--------  ----------------  ---------  --------------------

--------  ----------------  ---------  --------------------

--------  ----------------  ---------  --------------------

--------  ----------------  ---------  --------------------

--------  ----------------  ---------  --------------------

--------  ----------------  ---------  --------------------

8. I hereby represent that I maintain account(s), as of the date this report is submitted, in which Securities are held for my direct or indirect benefit, with the brokers, dealers or banks listed below.

NAME OF BROKER, BANK OR DEALER
 WITH WHOM ACCOUNT MAINTAINED  DATE ESTABLISHED
-----------------------------  ----------------
-----------------------------  ----------------

-----------------------------  ----------------

-----------------------------  ----------------

                                                                       EXHIBIT B

      This report is not an admission that I have or had any direct or indirect beneficial ownership in the Securities listed.

Date:_____________         Signature:___________________________________________

                           Print Name:__________________________________________

                                                                       EXHIBIT C

                          SBC FINANCIAL SERVICES, INC.
                                 CODE OF ETHICS

                                  ANNUAL REPORT
                          YEAR ENDED DECEMBER 31, _____

5. I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an "Access Person."

6. I hereby certify that, during the year, I have complied with the requirements of the Code of Ethics and I have reported all Securities transactions required to be reported pursuant to the Code.

7. As of December 31, _____, I had a direct or indirect beneficial ownership in the following Securities:

 NAME OF  NUMBER OF  PRINCIPAL    TYPE OF INTEREST    BROKER/DEALER OR BANK
SECURITY   SHARES     AMOUNT    (DIRECT OR INDIRECT)  THROUGH WHOM EFFECTED
--------  ---------  ---------  --------------------  ---------------------
--------  ---------  ---------  --------------------  ---------------------

--------  ---------  ---------  --------------------  ---------------------

--------  ---------  ---------  --------------------  ---------------------

--------  ---------  ---------  --------------------  ---------------------

--------  ---------  ---------  --------------------  ---------------------

--------  ---------  ---------  --------------------  ---------------------

                                                                       EXHIBIT C

8. I hereby represent that I maintain account(s), with the brokers, dealers or banks listed below, in which Securities are held for my direct or indirect benefit.

NAME OF BROKER, BANK OR DEALER
 WITH WHOM ACCOUNT MAINTAINED   DATE ESTABLISHED
------------------------------  ----------------
------------------------------  ----------------

------------------------------  ----------------

------------------------------  ----------------

      This report is not an admission that I have or had any direct or indirect beneficial ownership in the Securities listed.

Date:______________        Signature:___________________________________________

                           Print Name:__________________________________________

                                                                       EXHIBIT D

                          SBC FINANCIAL SERVICES, INC.
                             INSIDER TRADING POLICY

1.    OVERVIEW

      In November 1988, Congress enacted the Insider Trading and Securities Fraud Enforcement Act of 1988, pursuant to which Section 204A was added to the Investment Advisers Act of 1940. That section requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material nonpublic information ("inside information") by the adviser or any person associated with the adviser.

2.    PERSONS AFFECTED

      This Insider Trading Policy covers all officers and employees of SBC Financial Services, Inc. ("Adviser") and any other persons as may from time to time fall within the definition of "persons associated with an investment adviser," as defined in the Investment Advisers Act of 1940 (collectively, "Employees"). This Insider Trading Policy extends to activities within and outside of an Employee's duties at the Adviser. This Policy is to be read and applied in conjunction with the Adviser's Code of Ethics.

3.    POLICY

      All Employees are prohibited from (1) buying or selling a security either personally or on behalf of the Adviser's account or any other account advised by the Adviser while in possession of material nonpublic information about that security or its issuer, or (2) communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading."

4.    DEFINITIONS

      a. Material nonpublic information - Nonpublic information is information not known to the public. Information is "nonpublic" until it has been effectively communicated to the marketplace. "Material" can be loosely defined as information that contains a substantial likelihood that a reasonable investor would consider it important in making an investment decision. It can also be defined as information, which if made public, could reasonably be expected to significantly affect the judgment of buyers and sellers and the price of a company's securities. Material information often relates to a company's results and operations. Material information also may relate to the market for a company's securities.

         A non-comprehensive list of examples of what might be considered material nonpublic information could include:

            i.    Significant changes in portfolio positions

            ii.   Tender offers, merger or acquisition plans

            iii.  Defaults or changes in debt ratings

            iv.   Changes in key personnel within a company

            v.    Acquisition or loss of a major contract

            vi.   Pending large orders to sell or purchase certain securities

            vii.  Earnings results or a change in dividends

            viii. Stock splits

            ix.   Products or discoveries

            x.    Significant litigation or government investigations

         The Adviser acts as an adviser to AB Funds Trust. The Adviser does not directly manage any portfolio of individual securities. It employs a "manager of managers" approach where sub-advisers perform the day-to-day investment management duties. Also, the Adviser is not involved in developing or reviewing nonpublic research reports nor does it act in an investment banking capacity. However, certain Employees interact with portfolio managers and are involved in indirect supervision of investment activities. This may cause Employees to have access to nonpublic information on portfolios such as pending orders, securities defaults, personnel changes and fair valuation issues. In serving as investment adviser to AB Funds Trust, certain Employees are also directly involved in purchase and sell orders for AB Funds Trust (such as asset rebalancing and liquidity adjustments).

      b. "Insider Trading" - "Insider Trading" is generally defined as acting, or causing someone else to act, on material, nonpublic information. If you obtain material, nonpublic information, and place a trade in your account (or any account over which you have control) to take advantage of your informed position, that is considered "insider trading." Also considered as an "insider trading" violation is when you provide information (tipper) to a third party (tippee), and that third party takes action. In either case, you are considered to be guilty of "insider trading."

      c. "Tipper" vs. "Tippee" - A "Tipper" is a person who originally obtains material nonpublic information and then passes this information to a third party. A "Tippee" is a person who upon being provided with material nonpublic information by the "tipper" takes action upon this information for personal gain.

      d. "Chinese Wall/Information Barrier" - A "Chinese Wall" or "information barrier" is a term referring to physical and administrative barriers designed to prevent the passing of material nonpublic information to unauthorized persons.

5.    RESPONSIBILITIES

      a. Compliance Officer - responsible for the development, implementation, maintenance and enforcement of the insider trading policy.

      b. Employees - responsible for abiding by the insider trading policy including notification to the Compliance Officer of any potential violations of the insider trading policy.

6.    PROCEDURES TO IMPLEMENT THE POLICY

      a. Identifying inside information - Before trading for yourself or others, including accounts managed by the Adviser, in the securities of a company about which you may have potential material nonpublic information, ask yourself:

            i.    Is the information material?

            ii.   Is the information nonpublic?

      b. What to do when you are in possession of "inside information" - If you believe the information in your possession is material and nonpublic, you should:

            i.    Report the matter immediately to the Compliance Officer.

            ii. Refrain from purchasing or selling the securities on your own behalf or for others. Refrain from trading on inside information in accounts managed by the Adviser.

            iii. Refrain from communicating the information inside or outside of the Adviser or AB Funds Trust.

7. CONSTRUCTION OF CHINESE WALL - As defined above, a "Chinese Wall" is a term referring to physical and administrative barriers designed to prevent the passing of material, nonpublic information to unauthorized persons. Our information barrier consists of the following procedures:

      a. Monitoring of securities transactions - Pursuant to the Code of Ethics, monitoring of Access Persons' personal brokerage accounts and proprietary brokerage accounts by the Compliance Officer.

      b. Limiting access to information

            i. Confidential material within individual offices or administrative areas should be kept in cabinets or drawers or otherwise covered.

            ii.   Before files are removed from the office, the Chief Compliance

                  Officer must approve it.

            iii. Telephone conversations and meetings should be held in private.

            iv. Information should only be provided to individuals who need the information to perform their duties.

            v. Visitors should be escorted at all times and not left to wander unrestricted.

      c. Restrictions on communications with sub-advisers and the media

            i. Sub-advisers employed by the Adviser and/or AB Funds Trust operate on an independent basis. No Employees should facilitate communication between sub-advisers on specific portfolio matters. Employees should refrain at all times from discussing inside information with sub-advisers outside of their own portfolios.

            ii. All communications with outside entities such as the media must be handled through the Assistant Secretary of AB Funds Trust. Any employee who receives a call from the media should make no comment on the subject of the inquiry and should inform the caller that it is the policy to refer all media inquiries to the Assistant Secretary of AB Funds Trust. Please refer to the Media Policy.

8.    OVERSIGHT BY THE CHIEF COMPLIANCE OFFICER

      a. Prevention of Insider Trading

            i. Resolve issues of whether information received by an Employee is material and nonpublic;

            ii. When it has been determined that an Employee has material nonpublic information, (i) implement measures to prevent dissemination of such information, and (ii) if necessary, restrict Employees from trading subject securities. Trading restrictions will be determined on an individual, person-by-person basis.

      b. Reports to Management - Upon learning of a potential violation of the Insider Trading Policy, the Compliance Officer will prepare written reports to management, providing the full details and the Compliance Officer's recommendations. These reports will be of two different types, "Special" and "Regular." Special reports are promptly filed upon the discovery of potential policy violations or situations that are conducive to violations. Regular reports will be made on a routine basis.

9. POTENTIAL PENALTIES FOR VIOLATION OF INSIDER TRADING POLICY - Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. The penalties include:

            -     civil damages

            -     disgorgement of profits

            -     jail sentences

            - temporary or permanent prohibition from working as an investment adviser or other securities professional

            - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and fines for the employers or other controlling persons of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

      In addition, any violation of this Insider Trading Policy can be expected to result in serious sanctions by the Adviser, including dismissal of the persons involved.